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                                 Exhibit 23 (i)

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                               Opinion of Counsel

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                                 Law Offices of
                      Paul, Hastings, Janofsky & Walker LLP
       A Limited Liability Partnership Including Professional Corporations
                              345 California Street
                      San Francisco, California 94104-2635
                            Telephone (415) 835-1600
                            Facsimile (415) 217-5333
                              Internet www.phjw.com

                                January 12, 2000

CCM Partners
44 Montgomery Street, Suite 2100
San Francisco, California 94104

     Re:  California Investment Trust II (the "Registrant")

Ladies and Gentlemen:

     We have acted as counsel to California Investment Trust II, a Massachusetts business trust (the "Trust"), in connection with Post-Effective Amendments to the Trust's Registration Statement filed on Form N-1A with the Securities and Exchange Commission (each a "Post-Effective Amendment" and collectively, "Post-Effective Amendments") and relating to the issuance of the Trust of an indefinite number of shares of beneficial interest with no par value (the "Shares") for the following series of the Trust: European Growth & Income Fund, Nasdaq-100 Index Fund and Short-Term U.S. Government Bond Fund (each a "Fund" and collectively, the "Funds").

     In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all records, documents and instruments submitted to us as copies. We have based our opinion upon our review of the following records, documents and instruments:

     (a) the Trust's Agreement and Declaration of Trust dated September 11, 1985, as amended on or about February 20, 1986, March 18, 1987, February 27, 1989 and February 6, 1992 (as so amended, the "Declaration of Trust"), certified to us by an officer of the Trust as being true and complete and in full force effect from September 11, 1985 through the date hereof;

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     (b)  the Bylaws of the Trust, as amended,  certified to us by an officer of the Trust as being true and complete and in full force and effect from the original date of its adoption through the date hereof;

     (c) resolutions adopted by the Board of Trustees of the Trust at meeting of the Board held on October 26, 1999, certified by an officer of the Trust as being in full force and effect through the date hereof; and

     (e) a certificate of an officer of the Trust concerning certain factual matters.

     Our opinion below is limited to the federal law of the United States of America and the business trust law of the Commonwealth of Massachusetts. We are not licensed to practice law in the Commonwealth of Massachusetts, and we have based our opinion below solely on our review of Chapter 182 of the General Laws of the Commonwealth of Massachusetts and the case law interpreting such Chapter as reported in Massachusetts Corporation Law & Practice (Aspen Law & Business 1997 & Supp. 1999). We have not undertaken a review of other Massachusetts law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the Commonwealth of Massachusetts as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

     We note that pursuant to certain decisions of the Supreme Judicial Court of the Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be held personally liable as partners for the obligations or liabilities of the trust. However, we also note that Article VIII, Section 1 of the Declaration of Trust provides that all persons extending credit to, contracting with or having any claim against the Trust or the Funds shall look only to the assets of the Trust or the Funds for payment thereof and that the shareholders shall not be personally liable therefor, and further provides that every note, bond, contract, instrument, certificate or undertaking made or issued on behalf of the Trust may include a notice that such instrument was executed on behalf of the Trust and that the obligations of such instruments are not binding upon any of the shareholders of the Trust individually, but are binding only on the assets and property of the Trust.

     Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Trust's Prospectus included in the Post-Effective Amendment and in accordance with the Trust instrument, (ii) all consideration for the Shares will be actually received by the Trust, and (iii) all

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applicable  securities  laws will be complied with, it is our opinion that, when issued and sold by the Trust, the Shares will be legally issued, fully paid and nonassessable.

     This opinion is rendered to you in connection with the Post-Effective Amendments and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.

     We hereby consent to (i) the reference to our firm as Legal Counsel in the Prospectus included in the applicable Post-Effective Amendments, and (ii) the filing of this opinion as an exhibit to those Post-Effective Amendments.

                                       Very truly yours,

                                       /s/ Paul, Hastings, Janofsky & Walker LLP